Exhibit 1.01
SHARE AND OPTION PURCHASE AGREEMENT
THIS SHARE AND OPTION PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 23, 2011, by and among Perry Partners International, Inc. and Perry Partners, L.P. (collectively, the “Sellers”), Perry Corp., Richard C. Perry and Endurance Specialty Holdings Ltd., an exempted company organized in Bermuda (the “Company”).
WHEREAS, the Sellers desire to sell to the Company, and the Company desires to purchase from the Sellers, the amount of ordinary shares, par value US$1.00 per share, and the amount of restricted ordinary shares, par value US$1.00 per share (collectively, the “Shares”), and the amount of options to acquire ordinary shares, par value US$1.00 per share (the “Options”), set forth opposite each Seller’s name on Schedule 1 hereto, of the Company, for the amounts set forth opposite each Seller’s name on Schedule 1 hereto, and subject to the terms, conditions, promises, representations and warranties set forth herein; and
WHEREAS, the parties hereto desire to set forth herein the terms and conditions of their agreements and understandings.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:
1. Sale and Transfer of the Shares and Options. The Sellers hereby sell, assign, transfer, convey and deliver the Shares and Options to the Company. The closing of the purchase and sale of the Shares and the Options (the “Closing”) shall take place on January 28, 2011 at the offices of the Company in Bermuda.
2. Instruments of Conveyance and Transfer. At the Closing, the Sellers shall deliver to the Company either (w) stock certificates endorsed in blank, (x) duly executed assignments separate from such certificates, (y) evidence that the Sellers have completed electronic delivery of the Shares through the Depository Trust Company (“DTC”) Deposit/Withdrawal at Custodian (“DWAC”) system to the account of the Company or (z) the executed option agreements and restricted share agreements, in each case evidencing the transfer of the Shares and the Options, dated the date of the Closing, and in such form satisfactory to the Company as shall be effective to vest in the Company good and valid title to the Shares and the Options, free and clear of any option, call, contract, commitment, demand, lien, charge, security interest or encumbrance whatsoever. The Sellers shall at any time, and from time to time, after the Closing, execute, acknowledge and deliver all further assignments, transfers, and any other such instruments of conveyance, upon the request of the Company, to confirm the sale of the Shares and Options hereunder.
3. Payment by Buyer. At the Closing, the Company shall purchase (a) the Shares at a purchase price of US$44.99 per share and (b) the Options at a purchase price of US$44.99 per share, less the applicable exercise price for such Options, for an aggregate purchase price for each Seller as set forth in Schedule 1 hereto, by wire transfer of immediately available funds.

4. Representations and Warranties of Seller. As of the date hereof and the date of the Closing, each Seller, severally and not jointly, represents and warrants that:
(a) The Seller has the full, absolute and entire power and legal right to execute, deliver and perform this Agreement.
(b) The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on part of the Seller and when duly and validly executed, will constitute a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.
(c) The Shares and Options are owned by the Seller, free and clear of any option, call, contract, commitment, demand, lien, charge, security interest or encumbrance whatsoever.
5. Representations and Warranties of the Company. As of the date hereof and the date of the Closing, the Company represents and warrants that:
(a) The Company has the full, absolute and entire power and legal right to execute, deliver and perform this Agreement.
(b) The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on part of the Company and when duly and validly executed, will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
6. Acknowledgments. As of the date hereof and the date of the Closing, each Seller separately acknowledges that:
(a) The Seller has not relied upon any representations (whether oral or written) with respect to the Company or the Shares or Options other than as set forth in this Agreement.
(b) The Seller has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company. The Seller has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms of this transaction. The Seller believes that it has received all the information it considers necessary or appropriate for deciding whether to sell the Shares and the Options and has made its own analysis and decision to sell the Shares and the Options to the Company based upon such information as the Sellers deem appropriate.

(c) The Seller represents that it (i) is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or an institutional “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act (“Regulation D”) and has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, (ii) is able to bear the risks attendant to the transactions contemplated hereby, and (iii) is dealing with the Company on a professional arm’s-length basis as defined in Regulation D.
(d) The Seller agrees that it has had a full and complete opportunity to consult legal, tax and business advisors and has in fact consulted such advisors with respect to this agreement and any matters contemplated hereunder. The Seller further acknowledges that it has not engaged or employed any broker or finder in connection with the transactions referred to herein and that the sale of the Shares and the Options has been privately negotiated by the Seller and the Company.
7. Standstill. Each Seller, Perry Corp. and Richard C. Perry (“Mr. Perry”) personally agree that, for a period of three (3) years from the date of the Closing, unless specifically invited in writing by the Company, neither the Seller, Perry Corp., Mr. Perry nor any of their respective affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), or their respective officers, employees, directors or partners, will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any direct or indirect acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its affiliates, other than the acquisition of up to an aggregate of 2 percent (2%) of the outstanding common shares of the Company solely for investment purposes; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates; (iii) any recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction with respect to the Company or any of its affiliates; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” with respect to the Company or any of its affiliates (as defined under the 1934 Act); (c) take any action that might force the Company or any of its affiliates to make a public announcement regarding any of the types of matters set forth in (a) above; or (d) enter into any discussions or arrangements with any person with respect to any of the foregoing.

8. Release, Discharge and Waiver. Effective from and after the date of the Closing, each Seller and Perry Corp., for itself and its officers, directors, respective successors and assigns, and Mr. Perry personally (collectively, the “Perry Persons”) and the Company, for itself and its officers, directors, respective successors and assigns (collectively, the “Company Persons”), hereby irrevocably forever release, discharge and waive any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages of any kind, whether directly, derivatively, representatively or in any other capacity, against, in the case of the Perry Persons, the Company or any of its affiliates and, in the case of the Company Persons, the Perry Persons and any of their respective affiliates, in each case including, without limitation, any and all of their respective present and/or past directors, officers, members, shareholders, employees, fiduciaries or agents, and their respective successors and assigns, which are based upon, arise from or in any way relate to or involve, directly or indirectly, the ownership or disposition of the Shares and the Options. Notwithstanding the foregoing, but subject to Section 6(b) hereof, nothing contained in this Section 8 shall constitute any release, discharge or waiver to the extent that the applicable claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages arise out of (i) this Agreement or (ii) fraud, (iii) the Indemnification Agreement between Richard C. Perry and the Company, dated as of November 20, 2008, (iv) any directors’ and officers’ insurance policies, or (v) the Memorandum of Association, Bye-laws, or any other organizational documents or policies of the Company or its subsidiaries.
9. Termination of Amended and Restated Shareholders Agreement and Registration Rights Agreement. The Sellers, Perry Corp. and Richard C. Perry hereby agree that, as of the date of the Closing, (a) the Amended and Restated Shareholders Agreement, dated as of January 30, 2003, by and among the Company and each of the Shareholders and Warrant Holders listed on Schedule A thereto and (b) the Registration Rights Agreement, dated as of July 22, 2002, among the Registrant and each of the persons listed on Schedule A thereto, terminates and the terms of such Amended and Restated Shareholders Agreement and Registration Rights Agreement shall be of no further force and effect.
10. Perry Letter. Mr. Perry shall execute and deliver to the Company the letter attached hereto as Schedule 2 hereto at or before the Closing.
11. Governing Law. This Agreement shall be construed in accordance with the laws of Bermuda.
12. Invalidity or Unenforceability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
13. Benefits and Burdens. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective estates, executors, administrators, legatees, heirs, and personal and legal representatives, successors and permitted assigns and, in the case of Section 8, the persons identified therein not party hereto (provided their consent shall not be required to change or modify such section).

14. Change; Waiver. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party waiving its rights. The failure of either party at any time to insist upon, or any delay by either party at any time to insist upon, strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.
15. Entire Agreement. This Agreement sets forth all of the promises, agreement, conditions, understandings and covenants between the parties hereto with respect to the subject matter referred to herein, and there are no promises other than as set forth herein. Any and all prior agreements with respect to such subject matter are hereby revoked. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to such subject matter.
16. Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.
17. Counterparts. This Agreement may be executed in any number of counterparts, which may be by facsimile, all of which counterparts taken together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: ENDURANCE SPECIALTY HOLDINGS LTD.
By:	/s/ Michael J. McGuire
	Name:	Michael J. McGuire
	Title:	Chief Financial Officer

SELLERS: PERRY PARTNERS INTERNATIONAL, INC.
By:	Perry Corp, its investment manager

By:	/s/ Michael C. Neus
	Name:	Michael C. Neus
	Title:	General Counsel

PERRY PARTNERS, L.P.
By:	Perry Corp, its managing general partner

By:	/s/ Michael C. Neus
	Name:	Michael C. Neus
	Title:	General Counsel
PERRY CORP.
By:	/s/ Michael C. Neus
	Name:	Michael C. Neus
	Title:	General Counsel

/s/ Richard C. Perry
Richard C. Perry